Exhibit 4.34

SPOUSAL CONSENT

I, Jonathan Gentile Anderson, am the lawful spouse of Huang Hui. I hereby consent unconditionally that a certain percentage of the equity interest in Guangzhou Qianjun Technology Co., Ltd. that is held by and registered in the name of my spouse will be disposed of pursuant to the arrangements under the Amended and Restated Loan Agreement, the Amended and Restated Equity Option Agreement and the Amended and Restated Equity Interest Pledge Agreement, which were executed by my spouse on December 4, 2013.

I further undertake not to take any action with the intent to interfere with the above arrangements, including making any claim that such equity interest constitutes property or community property between myself and my spouse. I hereby waive unconditionally and irrevocably any rights or entitlements whatsoever to such equity interest that may be granted to me according to any applicable laws.

Jonathan Gentile Anderson

/s/ Jonathan Gentile Anderson
Date: December 4, 2013

SPOUSAL CONSENT

I, Chen Yan, am the lawful spouse of Liu Jian. I hereby consent unconditionally that a certain percentage of the equity interest in Guangzhou Qianjun Technology Co., Ltd. that is held by and registered in the name of my spouse will be disposed of pursuant to the arrangements under the Amended and Restated Loan Agreement, the Amended and Restated Equity Option Agreement and the Amended and Restated Equity Interest Pledge Agreement, which were executed by my spouse on December 4, 2013.

I further undertake not to take any action with the intent to interfere with the above arrangements, including making any claim that such equity interest constitutes property or community property between myself and my spouse. I hereby waive unconditionally and irrevocably any rights or entitlements whatsoever to such equity interest that may be granted to me according to any applicable laws.

Chen Yan

/s/ Chen Yan
Date: December 4, 2013